Exhibit 10.27

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

GENERAL DISTRIBUTOR AGREEMENT

Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch

and

Polestar Automotive China Distribution Co., Ltd.

Regarding Manufacturing and Distribution of Polestar Produc

This General Distributor AGREEMENT (this “Agreement”) is entered into on the date indicated below and made between:

(1)

Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch., a company incorporated under the laws of China with registration number (91510112592068825R ) and with its registered address at 1367 Wenbai Avenue, 366, 368 Checheng East 7 road, economic development zone (Lognquanyi District, Chengdu, People’s Republic of China) (“Haoqing”); and

(2)

Polestar Automotive China Distribution Co., Ltd., a company incorporated under the laws of People’s Republic of China with registration number 91510112MA6D05KT88, and with its registered address at 18 Xingguang Mid. Road, Longquanyi district, Chengdu, People’s Republic of China (t “General Distributor”).

Purchaser and Service Provider are hereinafter individually referred to as a “Party” and jointly as the “Parties”.

RECITALS

A.

WHEREAS Polestar Performance AB (“PPAB”) has licensed General Distributor to use licensed technology and the Polestar trademark for purpose of manufacture and/or distribution of the Contract Products as defined in this Agreement. Subsequently, General Distributor subcontracts Haoqing, to manufacture the Contract Products in Chengdu. Therefore, Haoqing agrees to authorize General Distributor to distribute the Contract Goods.

B.

WHEREAS, Haoqing holds the manufacturing license to manufacture and sell the Contract Products and it is the entity purchasing the components for the Contract Products manufactured by Polestar New Energy Vehicle Co., Ltd (“PSCD”).

C.

WHEREAS, The Parties intend to provide arm’s length compensation for the Contract Products that they buy and sell, as measured by the amount of compensation that uncontrolled third parties would have realized in similar uncontrolled transactions under the same or similar conditions.

D.

WHEREAS, Given the fact that this is a new area of cooperation between the Parties certain matters still remain to be resolved and this Agreement therefore may be revised after a certain initial period to be agreed upon between the Parties.

E.	In light of the foregoing, the Parties have agreed to execute this Agreement.

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings assigned to them below:

“Affiliates” shall mean “Affiliate” means any other legal entity that, directly or indirectly, is controlled by or is under common control with Haoqing or General Distributor.; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

this General Distributor Agreement including all Appendices and as amended from time to time.

“Agreement” shall mean this General Distributor Agreement including all Appendices and as amended from time to time.

“Authorized Dealers” means all persons appointed by General Distributor in accordance with this Agreement to maintain sales and/or service facilities in any regions for any Contract Goods.

“Confidential Information” shall mean any information or materials disclosed by one Party to the other, pursuant to this Agreement, which is in written, graphic, machine readable, verbal or other tangible form (whether or not such information is expressly stated to be confidential).

“Contract Products” shall mean:

a.	Polestar Vehicles manufactured by Haoqing in the versions intended for production in Haoqing; and

b.

appertaining new genuine parts, accessories for installation on or attachment to Polestar Vehicles, components, aggregates, assemblies, as well as exchange or replacement parts, components, aggregates and assemblies (“Parts”).

c.	Successor and supplementary models within existing model series shall become Contract Goods upon their official launch.

“Effective Date” shall mean the date from which this General Distributor Agreement shall be deemed effective in accordance with Section 3.1 in this Agreement.

“Trademark” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

“Polestar Vehicles” means completely built-up new Polestar branded motor vehicles as identified in Appendix 1

“PPAB” means Polestar Performance AB

“Territory” shall mean People of Republic China.

2.	APPOINTMENT OF GENERAL DISTRIBUTOR

2.1

Rights of Distribution: Haoqing hereby appoints General Distributor and General Distributor hereby accepts, subject to the terms and conditions of this Agreement, to be the exclusive General Distributor for the sale and service of Contract Goods in the Territory.

2.2	Limitation of Appointment: General Distributor shall have the right to sell Contract Goods to end users of Contract Goods

2.3

Further, nothing in this Agreement shall prevent the General Distributor or its Affiliates from independently developing, having developed on its behalf or cooperating with a Third Party to offer products similar to or competing with the Contract Products.

3.	EFFECTIVE DATE AND VALIDITY

3.1

This General Distributor Agreement shall be effective as of 1 January 2020, (the “Effective date”) and thus codifies the terms and conditions under which the Parties have acted from that date and shall, unless terminated in accordance with Section 17 below, remain in force until the Services are completed.

4.	CONTRACT GOODS

4.1	Haoqing agree to supply to the General Distributor and the General Distributor agrees to purchase the Contract Products in accordance with the terms and conditions in this Agreement.

4.2	Haoqing shall sell all Contract Products to General Distributor at completion.

4.3

The Parties may, through written agreement, decide to add or remove products to/from Appendix 1, Any such additional products shall thereafter be covered by this Agreement and considered as Contract Products.

5.	SALES AND SERVICE ACTIVITIES

5.1

General Distributor shall directly and/or through Authorised Dealer develop and maintain a sales and service network that in terms of quality and capacity ensures the balanced and thorough distribution of Contract Goods, the supply of the market demand for Contract Goods and expert service that enhances the high-quality image, reputation and acceptability of Contract Goods.

5.2	General Distributor shall:

a.	provide its Authorised Dealer with appropriate supervision and training;

b.	actively monitor the performance by each Authorised Dealer of its agreements with General Distributor and enforce each Selected Partner’s obligations under such agreements;

c.	keep its own personnel and its Authorised Dealer advised of all information received from Haoqing.

5.3	The activities listed in section 5.2. above may be delegated by General Distributor to its affiliate for management or services.

6.	SERVICE AND WARRANTY

6.1	Service of Contract Goods

6.1.1	General Distributor and its Authorised Dealer shall provide service (servicing, maintenance and repair work) for all Contract Products.

6.1.2	General Distributor and its Authorised Dealer shall acquire and maintain systems, equipment and tools required for properly servicing the Contract Products.

6.2	Warranty

6.2.1	General Distributor and its Authorised Dealer shall at their respective facility locations perform warranty work for Contract Products.

6.2.2

Warranty obligations shall follow the warranty terms provided by Haoqing for Contract Products, which shall be in line with global warranty terms published by PPAB. If General Distributor is obliged by applicable law to provide more extensive warranty, they shall notify Haoqing.

6.2.3

General Distributor shall ensure that all warranty claims with respect to the goods are settled properly and without delay. Depending on the technical requirements, warranty work shall consist either of replacement or repair, without any charge to the customer for labor, parts, freight and customs duty.

6.2.4	General Distributor and its Authorised Dealer shall use only genuine parts for warranty work.

6.3	The terms of paragraph 6.2.1-6.2.4 apply with equal force to service measures such as free servicing, goodwill repairs etc. and vehicle recall activities paid for by Haoqing in whole or in part.

6.4

If General Distributor or its Authorised Dealer gain knowledge of any defect that may impair the safety of Contract Goods or that may otherwise be required to be notified by laws applicable to General Distributor or Haoqing, they shall immediately inform Haoqing, irrespective of whether the defect occurred during or after expiration of the warranty period.

7.	PARTS

7.1	General Distributor and its Authorised Dealer shall only sell or use genuine parts in repairing and maintaining the Contract Products.

8.	PROMOTION, ADVERTISING

8.1

General Distributor and its Authorised Dealer shall actively market Contract Products (as well as used cars and other services) through advertising, promotion, and other activities in order to fulfill the potential of the market and to ensure the continued growth, awareness and positive regard for Contract Products.

8.2

General Distributor and its Authorised Dealer shall neither use, nor allow any person or entity it controls to use, any advertising or promotional materials that may injure Contract Products’ reputation or mislead the public.

9.	OTHER OBLIGATIONS OF GENERAL DISTRIBUTOR

9.1

To the extent of necessary for the purpose of fulfillment of regulatory requirements, the General Distributor shall provide such information, cooperation and assistance as may be from time to time requested by Haoqing in connection with the business-of distribution of Contract Products and any vehicle homologation and related issues.

10.	ORDERS, PRICING AND PAYMENT

10.1	Orders

10.1.1

General Distributor shall place orders for Contract Products through any system and in accordance with any procedures that Haoqing may require or implement from time to time. All orders will be subject to terms and conditions valid at the time of the order. In the event of any conflict, the provisions of this Agreement prevail over the terms and conditions.

10.2	Pricing and payment

10.2.1

Haoqing and General Distributor shall agree on the setting of the Transfer Prices for the Contract Goods. General Distributor shall fully compensate the full cost-of the contract products, inclusive but not limited: manufacturing cost, administration expense, indirect expense, consumption tax and all other expenses that maybe applicable.

10.2.2	All invoices under this Agreement should be paid in CNY unless otherwise agreed between the Parties in writing.

10.2.3	All amounts referred to in this Service Agreement are exclusive of VAT and surtaxes but inclusive of withholding tax applicable in accordance with local legislation

10.2.4	Any amount invoiced under this Agreement shall be paid within 30 days after the invoice date.

10.2.5

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based the equivalent to one- year lending rate published by PBOC in China.

11.	RELATIONSHIP BETWEEN THE PARTIES

11.1

The Parties are acting as independent Service Providers when performing each Party’s respective obligations under this General Distributor Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in this General Distributor Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

12.	OWNERSHIP INTELLECTUAL PROPERTY/INTANGIBLES

12.1

The Parties agree that this Agreement does not grant or convey to the other Party any ownership or economic interest in any IP belonging to the other Party and each Party remains the sole and exclusive owner of its IP.

12.2	Except as otherwise agreed by the parties, nothing in this Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

13.	LIMITATION OF LIABILITY

13.1	Except as otherwise provided in this Agreement, either Party’s liability is limited to typical damage foreseeable at the time of breach of this Agreement.

13.2

Nothing in this Agreement, expressed or implied, is intended to give to any person other than the Parties any right, remedy or claim under or by reason of this Agreement. All covenants, stipulations, promises or agreements in this Agreement shall be for the sole and exclusive benefit of the Parties.

14.	PRODUCT LIABILITY

14.1

Product liability relating to Contract Products shall be allocated between the Parties in accordance with applicable laws. In principle, product liability arising from manufacturing defects due to Haoqing will be borne by Haoqing, whereas product liability arising from design defects due to General Distributor or any other party shall be borne by responsible party.

15.	FORCE MAJEURE

15.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or sub-Service Providers.

15.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

16.	REPRESENTATION AND WARRANT

16.1	General Distributor represents and warrants that:

d.

it is duly organized, validly existing and in good standing under applicable laws, and has and will always have full authority and all permits, authorizations and licenses necessary or advisable to enter into or perform its obligations under this Agreement; and

e.

the individuals or entities listed in Appendix 2, under the heading “Ownership Interests”, own all of General Distributor’s voting securities or other ownership interests in the percentages shown in Appendix 2.

17.	TERM AND TERMINATION

17.1	This Agreement will become effective on the date stated in paragraph 3.1 of this Agreement and shall remain in force until terminated in accordance with this section 17.

17.2

This Agreement may be terminated only in two years’ intervals by giving two months notice with effect as per December 31 of any subsequent second year. If no termination notice is given, this Agreement shall continue to be valid for another two years.

17.3	Either Party may terminate this Agreement by notice to the other Party with immediate effect for good cause. Good cause exists in the events expressly set forth in this Agreement or if:

a.	a Party is in breach of an obligation under this Agreement despite having been given due warning by the other Party and despite having had sufficient opportunity and time to remedy that breach.

b.	a Party is in breach of any representations or warranties expressly set forth in this Agreement;

c.

voluntary or involuntary proceedings are filed by or against a Party under bankruptcy or insolvency laws or under laws for arrangement, composition, judicial management, liquidation, dissolution, receivership or similar procedures, or either Party seeks or consents to similar relief or remedies without proceedings and, in the case of involuntary proceedings, they are not dismissed within forty-five days;

d.

a Force Majeure Event prevents a Party from performing its obligations under this Agreement for more than one hundred and eighty days and such failure to perform is continuing when notice of termination is given;

17.4	Either Party shall notify the other Party immediately, if any event entitling the other Party to terminate this Agreement occurs.

18.	RIGHTS AND OBLIGATIONS ON TERMINATION

18.1	Upon this Agreement’s termination:

a.	General Distributor shall immediately stop presenting itself as an authorized general distributor of Haoqing.

b.	General Distributor’s unfilled orders are automatically canceled, unless payment has been made before effectiveness of termination or unless Haoqing specifies otherwise.

c.	All amounts owed by either Party to the other will be immediately due and payable without need for notice, other formality or court order.

d.

Haoqing shall repurchase from General Distributor, if so requested by General Distributor in writing within a reasonable period, however not later than six months after termination of this Agreement, all Parts delivered by Haoqing to General Distributor.

19.	PRIOR AGREEMENTS, ASSIGNMENT

19.1

This Agreement constitutes the Parties’ entire agreement for selling and servicing Contract Goods in the Contract Territory. It supersedes all prior negotiations, understandings and agreements, written or oral, relating to its subject matter. Any modification or supplement to or extension of this Agreement must be in writing and signed by authorized officers or representatives of both Parties.

19.2

Neither Party may assign this Agreement or any of their rights or obligations without or in violation of the terms of the other’s prior consent, and unless the consent states otherwise the assigning Party will remain legally obligated, jointly and severally, with its assignee for the performance of this Agreement. In the event of any breach of this Clause by either Party, the other Party may terminate this Agreement in accordance with Article 14.2.

20.	CONFIDENTIAL INFORMATION

20.1

General Distributor and its Authorized Dealers, and their respective officers, employees and agents, shall keep confidential all non-public business or technical information relating to Haoqing, any Haoqing Group Company or any of their respective suppliers or customers of which it becomes aware in connection with this Agreement.

20.2

Haoqing will treat as confidential all non-public information concerning General Distributor which is obtained under this Agreement and will not disclose such information to third parties, other than Haoqing’s professional advisors and Haoqing Group Companies. This confidentiality obligation, however, will not apply to:

a.	information that is known to Haoqing at the time of disclosure;

b.	information that is or becomes available in the public domain through no fault of Haoqing;

c.

information that is or becomes available to Haoqing from any third party who was not in breach of any confidentiality obligation to General Distributor or of whose breach of any confidentiality obligation to Genera] Distributor Haoqing was not aware; or

d.	information that Haoqing is required to disclose by law or court or governmental order or request from regulatory authorities.

21.	PHOTOCOPIES

21.1	This Agreement was negotiated and concluded in the English and Chinese language, and the Chinese text of this Agreement will be controlling in all events.

21.2

In the event of any discrepancy or conflict between the terms of this Agreement and the terms of any Appendix hereto or any document referred to in any Appendix hereto, the terms of this Agreement shall prevail.

22.	SEVERABILITY

22.1

If a court, arbitral tribunal or government authority having jurisdiction declares invalid or unenforceable any provision of this Agreement, this Agreement will be considered divisible as to that provision, and that provision will be deemed deleted from this Agreement or to be inapplicable, and the remainder of this Agreement will be valid and binding as if that provision were not included herein or as if it were included herein only with respect to those parts of the Contract Territory, if any, where that provision is not invalid or unenforceable.

23.	NOTICES

23.1

All notices, consents and approvals (hereinafter referred to as a “Notice”) permitted or required to be given hereunder shall only be deemed to be sufficiently and duly given if written and delivered personally or sent by courier or transmitted by electronic mail transmission (e-mail) or other form of recorded communication tested prior to transmission, addressed as follows:

To Haoqing:

Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch

Att: Managing Director

1367 Wenbai Avenue, 366,

368 Checheng East 7 road

Economic development zone (Lognquanyi) District

Chengdu

People’s Republic of China

To the General Distributor:

Polestar Automotive China Distribution Co. Ltd

Attention: [***]

18 Xingguang Mid. Rd.

Economic-Technology Development (Longquanyi) Dist.

Chengdu, Sichuan

China

Email: [***]

With a copy not constituting notice to:

Polestar Automotive China Distribution Co. Ltd

Attention: Legal Department

Email: legal@polestar.com

23.2

Any notices so given shall be deemed to have been received on the date of delivery if sent by courier, e-mail or other form of recorded communication, as the case may be. Either Party may from time to time by Notice change its address for the purposes of this General Distributor Agreement.

24.	GOVERNING LAW AND DISPUTE RESOLUTION

24.1	This Agreement is made in and will be construed and governed in all respects in accordance with the laws of P.R. China.

24.2

All disputes, controversies or claims arising from the interpretation, performance or nonperformance of this Agreement or any and all transactions related to this Agreement (including, but not limited to, the validity, scope and enforceability of this provision, or disputes under rights granted pursuant to law) shall be finally and completely settled by arbitration under and in accordance with China International Economic and Trade Arbitration Commission (“CIETAC”) Rules by three arbitrators. The place of arbitration shall be Shanghai. The language of the arbitration proceedings shall be English and Chinese. The written arbitration award shall be final and binding and shall contain reasons and award costs.

25.	CONCLUDING PROVISIONS

25.1	This Agreement has been prepared in two copies with the same wording, one copy for each Party.

IN WITNESS WHEREOF, this General Distributor Agreement has been signed in two (2) originals, of which the Parties have received one (1) each.

SIGNED for and on behalf of

HAOQING

/s/ (seal)
Signature	Printed Name (Title)	Date

Signature	Printed Name (Title)	Date

SIGNED for and on behalf of General Distributor

/s/ (seal)
Signature	Printed Name (Title)	Date

Signature	Printed Name (Title)	Date

APPENDIX 1

Contract Products

•	Polestar 1 [***]

APPENDIX 2

Ownership Interests

Polestar Automotive Shanghai Co., Ltd.